Exhibit 10.1

FIRST AMENDMENT TO THE I.D. SYSTEMS, INC.

2018 INCENTIVE PLAN

WHEREAS, pursuant to Section 11.1 of the I.D. Systems, Inc. 2018 Incentive Plan (the “Plan”), the Board of Directors (the “Board”) of I.D. Systems, Inc. (“I.D. Systems”) may modify, amend, alter, suspend, discontinue or terminate the Plan, subject to stockholder approval of any increase in the number of Shares available under the Plan;

WHEREAS, capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Plan; and

WHEREAS, the Board believes it would be in the best interest of I.D. Systems and its stockholders to amend the Plan as provided in this First Amendment To The I.D. Systems, Inc. 2018 Incentive Plan (this “Amendment No. 1”) to (i) increase the number of Shares available under the Plan by 3,000,000 Shares and (ii) reflect the assumption of the Plan by PowerFleet, Inc., a Delaware corporation, pursuant to the Investment and Transaction Agreement, dated as of March 13, 2019 (the “Investment Agreement”), by and among I.D. Systems, PowerFleet, Inc., PowerFleet US Acquisition Inc., a Delaware corporation, and ABRY Senior Equity V, L.P. and ABRY Senior Equity Co-Investment Fund V, L.P.

NOW, THEREFORE, in accordance with Section 11.1 of the Plan, the Plan shall be amended, subject to stockholder approval, effective upon the Parent Merger Effective Time (as defined in the Investment Agreement) as follows:

1.	The title of the Plan shall be amended and restated as follows: “PowerFleet, Inc. 2018 Incentive Plan.”

2.	“Section 1.1 of the Plan is hereby amended and restated as follows:

“1.1 Establishment of the Plan. The Company has hereby established an incentive compensation plan as set forth in this document, as may be amended, supplemented, restated or otherwise modified from time to time.”

3.	The first sentence in Section 1.3 of the Plan is hereby amended and restated as follows:

“The Plan is effective as of June 14, 2018 (the “Effective Date”).”

4.	Section 2.11 of the Plan is hereby amended and restated as follows:

“2.11 ‘Company’ means PowerFleet, Inc., a Delaware corporation.”

5.	Section 2.36 of the Plan is hereby amended and restated as follows:

“2.36 ‘Plan’ means this PowerFleet, Inc. 2018 Incentive Plan, as it may be amended, supplemented, restated or otherwise modified from time to time.”

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6.	Section 4.1 of the Plan is hereby amended and restated as follows:

“4.1 Number of Shares. Subject to adjustment as provided in Sections 4.2 and 4.3, the aggregate number of Shares of Stock which may be issued or transferred pursuant to Awards under the Plan shall be the sum of: (i) 4,500,000 shares, plus (ii) the number of shares of common stock of the Company which remain available for grants of options or other awards under the Prior Plans as of the Effective Date, plus (iii) the number of Shares that, after the Effective Date, would again become available for issuance pursuant to the reserved share replenishment provisions of the Prior Plans as a result of, stock options issued thereunder expiring or becoming unexercisable for any reason before being exercised in full, or, as a result of restricted stock being forfeited to the Company or repurchased by the Company pursuant to the terms of the agreements governing such shares. The share replenishment provision of the immediately preceding clause (iii) shall be effective regardless of whether the Prior Plans have terminated or remain in effect. Notwithstanding the foregoing, in order that the applicable regulations under the Code relating to Incentive Stock Options be satisfied, the maximum number of shares of Stock that may be delivered upon exercise of Incentive Stock Options shall be 4,000,000, as adjusted under Sections 4.2 and 4.3. Shares of Stock issued pursuant to the Plan may be either authorized but unissued Shares or Shares held by the Company in its treasury.”

7.	Provided this Amendment No. 1 has been previously approved by the I.D. Systems stockholders, this Amendment No. 1 is effective as of the Parent Merger Effective Time. This Amendment No. 1will be deemed to be approved by the I.D. Systems stockholders if it receives the affirmative vote of the holders of a majority of the shares of I.D. Systems common stock present or represented and entitled to vote at a meeting duly held in accordance with the applicable provisions of the I.D. Systems Bylaws. The effectiveness of this Amendment No. 1 is subject in all respects to the consummation of the transactions contemplated by the Investment Agreement and if the closing of the transactions contemplated by the Investment Agreement, including, without limitation, the Parent Merger (as defined in the Investment Agreement) shall not occur for any reason (whether prior to or after approval by the I.D. Systems stockholders), this Amendment No. 1 shall be automatically terminated and abandoned, shall be void and of no further force or effect and shall have no effect on the terms or the continuation of the Plan.

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IN WITNESS WHEREOF, this Amendment to the Plan is adopted as of as of this ___ day of _________, 2019

I.D. SYSTEMS, INC.

By:
Name:
Title:

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